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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statements of The News Corporation Limited (Form F-4) and of Fox Entertainment Group, Inc. (Form S-4) for the registration of US$150,000,000 of 4.750% senior notes due 2010 and US$350,000,000 of 6.550%
senior notes due 2033 and to the incorporation by reference therein of our report dated August 14, 2002 (except for Note 24, as to which the date is June 27, 2003), with respect to the consolidated financial statements of The News Corporation Limited included in its Annual Report (Form 20-F/A) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.





                                               /s/ Ernst & Young

Sydney, Australia
August 13, 2003